EXHIBIT 10.7

FIRST AMENDMENT

TO GRANT AGREEMENT

By and Between

CITY OF PORT ST. LUCIE

 and

WYNDCREST DD FLORIDA, INC.

dated as of

February 22, 2010

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TABLE OF CONTENTS
(continued)

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FIRST AMENDMENT TO GRANT AGREEMENT

This FIRST AMENDMENT TO Grant Agreement (this “Agreement”), dated as of ~~November 25, 2009~~ February 22, 2010 (the “Effective Date”), is made by and between City of Port St. Lucie, a Florida municipal corporation (“City”), by and through its City Council (the “Council”), and Wyndcrest DD Florida, Inc., a corporation organized under the laws of the State of Florida (“WDDF”).

WITNESSETH:

WHEREAS, the legislature of the State of Florida (the “State”) has determined that attracting, retaining and providing favorable conditions for the growth of certain high-impact facilities provides widespread economic benefits to the citizens of the State through the increased tax base provided by the high-impact facility and its related sector businesses, through an enhanced entrepreneurial climate in the State and the resulting business and employment opportunities, and through the stimulation and enhancement of the State’s universities and community colleges;

WHEREAS, it is a policy of City to encourage and stimulate economic growth in Port St. Lucie by encouraging the location of certain high-impact facilities in Port St. Lucie;

WHEREAS, the creation of new full time employment opportunities for residents of Port St. Lucie and tax revenues resulting from business relocation or expansion within Port St. Lucie are beneficial to the local economy;

WHEREAS, WDDF plans to locate in the City a studio for technology and entertainment focused animated film, video game, visual effects, post production and/or related functions;

WHEREAS, WDDF has been selected as a high-impact business by the State of Florida, Executive Office of the Governor’s Office of Tourism, Trade and Economic Development (“OTTED”);

WHEREAS, City, in conjunction with the State and St. Lucie County, has actively sought out and invited the location of WDDF in Port St. Lucie;

WHEREAS, encouraging WDDF to locate its facilities in the State and Port St. Lucie constitutes a public purpose and the use of public funds toward the achievement of such economic development goals constitutes a public purpose;

WHEREAS, the City anticipates that much of the City’s return on the grants made by the City pursuant to this Agreement will be realized indirectly through the expansion of the City’s economy and tax base; and

WHEREAS, the Council has conducted public meetings prior to approving this Agreement, and has determined that approval of this Agreement is in the best interest of the citizens of Port St. Lucie.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, City and WDDF hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01     Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in Exhibit A hereto.

1.02     Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Whenever used in this Agreement, unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole, and references herein to Sections refer to specified sections of this Agreement. The term “including” when used herein shall be deemed to mean “including, without limitation” and “including, but not limited to.” All Exhibits attached hereto are incorporated herein by reference.

ARTICLE II
ESTABLISHMENT OF WDDF FLORIDA

2.01     Establishment of WDDF. WDDF has been established for the purpose of establishing, operating and maintaining a technology and entertainment focused animated film, video game, visual effects and/or other post-production and other related entertainment use facility in Port St Lucie. The parties acknowledge and agree that (a) WDDF is an independent company controlled and directed by its Board of Directors and management, (b) WDDF controls and directs its affairs, and (c) City shall not control or direct WDDF’s affairs. Notwithstanding the foregoing, WDDF shall be required to comply with all applicable laws, ordinances or codes of City.

2.02     Purpose. City and WDDF agree that WDDF will establish a technology and entertainment facility in Port St. Lucie for the purposes of establishing, operating and maintaining a technology and entertainment focused animated film, video game, visual effect or other post-production studio, including, without limitation, (a) conducting training and outreach programs and (b) performing ancillary and related services.

2.03     Financial Commitments of City.

(a)       Upon satisfaction of the conditions precedent set forth in Section 4.01, City agrees to provide funds or assets with an approximate value totaling Fifty One Million and Eight Hundred Thousand Dollars ($51,800,000.00) (“City Funding Obligation”) for a project fund, to be allocated as follows:

(i)          ~~Twenty-Eight Million Dollars ($28,000,000)~~ Thirty-One Million Eight Hundred Thousand ($31,800,000.00) (the “Maximum Cost”) to construct the Permanent Facilities and purchase capital equipment, as divided into two separate components in accordance with 2.03 (b) below, including the payment of hard costs, soft costs, permits and other fees related to the construction of the Permanent Facilities;

(ii)         Ten Million Dollars ($10,000,000) (the “Cash Grant”) to be paid to WDDF with a portion paid upon the earlier of the occupancy of a temporary facility or the permanent facility in Port St. Lucie, Florida and the balance paid over the period in which WDDF hires Five Hundred (500) Full-time Equivalent (See: Appendix A - Definitions) employees at an average annual salary, not including benefits, of no less than Sixty Four Thousand and Two Hundred and Thirty Three Dollars ($64,233.00), excluding the salaries of the Executive Management Team (“Average Annual Salary Requirements”), for the WDDF project, to be paid to WDDF in accordance with subparagraph 2.03(d) below; and

~~(iii)        Three Million Eight Hundred Thousand Dollars ($3,800,000) (the “Workforce Development Cost”) to fund certain training, workforce development and other operating costs of WDDF, which shall be paid to WDDF in accordance with Section 2.03(c) below.~~

(iv)          In addition, the City shall acquire the WDDF Campus property, consisting of approximately fifteen (15) acres in The Tradition Development and valued at approximately Ten Million Dollars ($10,000,000.00), in accordance with the Lease Agreement.

(b)       The Maximum Cost shall be divided into two separate components. The first component shall be in an amount, not to exceed, ~~Twenty Million Dollars ($20,000,000.00)~~ Twenty One Million Eight Hundred Thousand Dollars ($21,800,000.00) for the construction of the Permanent Facilities. The second component shall be in an amount, not to exceed, ~~Eight Million Dollars ($8,000,000.00)~~ Ten Million Dollars ($10,000,000.00) for the purchase of certain computing, display and other equipment (the “Equipment Allocation”). The Equipment Allocation will be funded as equipment to be purchased ~~is~~ as identified and sourced by WDDF. All equipment acquired shall be for use in the Florida facility only. Notwithstanding anything to the contrary elsewhere in this Agreement,~~. T~~the City shall have no obligations under Section 2.03(b) in the event that the bond issuance/debt financing and the land transfer contemplated herein shall not be completed.

~~(c)        The Workforce Development Costs shall be funded with Three Million and Eight Hundred Thousand Dollars ($3,800,000.00) paid upon the following schedule. Notwithstanding anything to the contrary elsewhere in this Agreement, the City shall have no obligations under Section 2.03 (c) in the event that the bond issuance/debt financing and the land transfer contemplated herein shall not be completed.~~

~~(i)          One Million and Five Hundred Thousand Dollars ($1,500,000.00) paid upon occupancy of the permanent facility.~~

~~(ii)         One Million and Three Hundred Thousand Dollars ($1,300,000.00) paid upon the earlier of the one year anniversary of occupancy of the permanent facility or upon the hiring of 100 net new Full Time Equivalent jobs.~~

~~(iii)        One Million Dollars ($1,000,000.00) paid upon the two year anniversary of occupancy of the permanent facility or upon the hiring of 200 net new Full Time Equivalent Jobs.~~

(d)       The Cash Grant shall be paid as follows: Three Million Dollars ($3,000,000.00) paid upon the earlier of the occupancy of a temporary facility or the permanent facility in Port St. Lucie, Florida, with the balance funded over the following schedule:

(i)          Two Million Five Hundred Thousand Dollars ($2,500,000.00) paid upon the creation of at least 100 net new full-time equivalent jobs, meeting the Average Annual Salary Requirements, at the permanent or temporary facility in Port St. Lucie, Florida; and

(ii)         Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) paid upon the creation of at least 200 net new full-time equivalent jobs, meeting the Average Annual Salary Requirements, at the permanent or temporary facility in Port St. Lucie, Florida, bringing the aggregate total, with the addition of those jobs created in Section 2.03 (d)(i), to 300 full-time equivalent jobs; and

(iii)        Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) paid upon the creation of at least 200 net new full-time equivalent jobs, meeting the Average Annual Salary Requirements, at the permanent facility in Port St. Lucie, Florida, bringing the aggregate total, with the addition of those jobs created in Sections 2.03 (d)(i) and 2.03(d)(ii), to 500 full-time equivalent jobs; and

(e)       With approval of the City, WDDF shall have the right to re-allocate funds from the Equipment Allocation to the Permanent Facilities allocation for construction of the Permanent Facilities, which approval shall not be unreasonably withheld or delayed.

(f)        The Grant Funds shall be maintained by the City until all such funds are expended for the purposes stated herein.

(g)       WDDF acknowledges and agrees that neither the full faith and credit nor the taxing power of City is pledged to payment of City’s obligations under this Agreement.

(h)       Term of Grant Agreement. Unless earlier terminated in accordance with the terms hereof, this Agreement shall end on November 23, 2029 (the “Term”).

(i)        The City shall waive, to the fullest extent allowable under Florida Statutes and all local ordinances, its impact fees which would otherwise be assessed against the Permanent Facilities.

(j)        In the event that the WDDF Campus becomes taxable during the term of the Lease, the City shall, to the fullest extent allowable under Florida Statutes and all local ordinances, waive all such real property taxes and assessments and will cooperate and assist WDDF in obtaining tax waivers from other jurisdictions

2.04     Termination. This Agreement may be terminated prior to the end of the Term as follows:

(a)        by mutual consent of the parties;

(b)        by City if the conditions precedent set forth in Section 4.01 are not satisfied or waived on or before the date specified in Section 4.01 or by WDDF if the conditions precedent set forth in Section 4.02 are not satisfied or waived on or before the dates specified in Section 4.02;

(c)         by WDDF if, by June 30, 2010, City has not executed and delivered a construction contract, with a guaranteed maximum price that does not exceed ~~Twenty Million Dollars ($20,000,000)~~ Twenty-One Million Eight Hundred Thousand Dollars ($21,800,000) for the construction of the Permanent Facilities following reasonable efforts by WDDF and City to work with contractors to value engineer the Permanent Facilities in accordance with the Lease Agreement;

(d)        by WDDF if, by ~~February 8, 2010~~ March 31, 2010, City has not completed its proposed Thirty One Million and Eight Hundred Thousand Dollar ($31,800,000.00) Permanent Facility and Capital Equipment bond financing.

ARTICLE III
WDDF CAMPUS

3.01     Lease Agreement. This agreement is contingent upon the parties hereto entering a lease agreement substantially in the form attached hereto as Exhibit D (the “Lease Agreement”). Said lease anticipates the city obtaining financing for and constructing permanent facilities at a cost of ~~Twenty Eight Million Dollars ($28,000,000.00)~~ Twenty-One Million Eight Hundred Thousand Dollars ($21,800,000.00). In addition, the permanent facilities shall be constructed upon property contributed to the City by Core Communities, having a value of approximately Ten Million Dollars ($10,000,000.00), and served by infrastructure having a value of Twelve Million Dollars ($12,000,000,00).

3.02     Location of WDDF Campus. City shall acquire 15 gross acres of real property more particularly described in Exhibit B (the “WDDF Campus”) through an acquisition of a fee simple ownership interest in such 15 gross acres from Tradition Outlet, LLC. Such purchase and sale agreement shall be substantially in the form of Exhibit C (the “Purchase & Sale Agreement”). City will close on the Purchase & Sale Agreement no later than December 30, 2009.

3.03     Authorized Uses for WDDF Campus. WDDF shall be authorized to utilize the WDDF Campus for the purposes set forth in Section 2.02; and in addition, WDDF shall be authorized to lease or sublease portions of the Permanent Facilities to for-profit and not-for-profit entities for the uses authorized herein and in accordance with the terms of the Lease (collectively, the “Authorized Uses”) subject to the approval of the City which approval will not be unreasonably withheld or delayed.

3.04     Infrastructure to Serve WDDF Campus. WDDF acknowledges and agrees that the Infrastructure required to serve the WDDF Campus has been designed and constructed by the City.

3.05     Lease of WDDF Campus and Permanent Facilities. Within five days of approval of the Lease Agreement, the City and WDDF shall execute and deliver a lease for the Permanent Facilities and the WDDF Campus in the form attached hereto as Exhibit D (the “Lease Agreement”). Upon the expiration of the Lease Term, City shall transfer fee simple title of the Permanent Facilities to WDDF, all at no additional cost to WDDF. Additionally, during the Term of this Agreement, the City shall retain ownership of the Permanent Facilities. The Lease shall be recorded in the Official Records of the County.

ARTICLE IV
CONDITIONS PRECEDENT

4.01     Conditions Precedent to Obligations of City. City shall have no obligations under this Agreement, and shall have the right to terminate this Agreement if the following conditions are not satisfied or waived by the specified date:

(a)        within five days of final City Council approval of the Lease Agreement, WDDF has not executed the Lease Agreement.

(b)        the City obtaining financing for the items in 2.03(b) and 2.03(c) shall be conditions precedent to funding the items contained therein.

4.02     Conditions Precedent to Obligations of WDDF. WDDF shall have no obligations under this Agreement, and shall have the right to terminate this Agreement if the following conditions are not satisfied or waived by the specified date:

(a)        no later than ~~February 8, 2010~~ March 31, 2010, City shall have issued the bonds required to fund the City Funding Obligation; and

(b)        by December 30, 2009, the City has not closed on the purchase of the WDDF Campus.

ARTICLE V
ADDITIONAL COVENANTS OF THE PARTIES

5.01    Covenants of City. City hereby covenants and agrees as follows:

(a)       Technology/Entertainment Cluster.   City shall use good faith efforts to develop and promote a technology/entertainment cluster in Port St. Lucie.

(b)       Confidential and Proprietary Records of WDDF. Subject to compliance with Chapter 119, Florida Statutes, as amended, City agrees that it shall at all times preserve and protect the confidentiality of any WDDF documents deemed by WDDF to be confidential or proprietary; provided, however, that confidential and proprietary information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by City or its representatives; (ii) was available to City on a non-confidential basis prior to disclosure to City by WDDF or its agents, or (iii) becomes available to City on a non-confidential basis from a source other than WDDF or its agents, provided that such source is not bound by a confidentiality agreement with WDDF that is known to City or its representatives. City agrees that it shall not copy or otherwise take possession of any WDDF documents or records deemed by WDDF to be confidential or proprietary unless and until WDDF consents in writing. City further acknowledges and agrees that this Agreement does not grant or otherwise entitle City to request or seek, and WDDF is under no obligation to deliver to City, any of WDDF’s proprietary or confidential information.

(c)        Use of WDDF Name. City acknowledges and agrees that WDDF does not consent to the use of WDDF’s registered marks or logos or the name “Wyndcrest DD Florida, Inc.,” “WDDF Florida” or any variation thereof.

(d)        Survival. The terms of this Section 5.01 shall survive the termination of this Agreement.

5.02     Covenants of WDDF. WDDF hereby covenants and agrees as follows:

(a)        Occupancy of the Permanent Facilities. Subject to the terms of this Agreement, WDDF agrees that upon completion of construction of the Permanent Facilities, WDDF shall take occupancy of the Permanent Facilities and, upon such occupancy, shall establish and continuously during the Term operate a technology and entertainment facility from the Permanent Facilities consistent with the Authorized Uses.

(b)        Compliance with State Funding Agreement. WDDF agrees that it shall not take any action, or fail to take any action, where such action or failure to act would reasonably be expected to (i) impair its ability to perform its obligations under the State Funding Agreement or (ii) jeopardize its ability to obtain funding under the State Funding Agreement.

(c)        Annual Employment Audit. WDDF must submit annual certification of its employment and annual wage payment to the City every fiscal year by January 31 of said year. WDDF shall submit employment and wage documentation audited by a third party Certified Public Accountant (CPA) or, if approved by city, the Qualified Target Industry Tax Refund (QTI) claim application or alternate equivalent documentation acceptable to OTTED. Grant awards established in Sections 2.03 (c) and 2.03 (d) will be paid within Thirty (30) days of verification by the City that WDDF has satisfied the job and salary requirements therein.

(d)        Cooperation with Technology/Entertainment Cluster. WDDF agrees to work cooperatively with City in its efforts to develop and promote a technology/entertainment cluster in Port St. Lucie as set forth in Section 5.01(a). Beginning on the Effective Date, WDDF shall commence such cooperative efforts with City by complying with reasonable requests for cooperation in economic development efforts in the technology/entertainment industry and, WDDF shall designate a person to be charged with assisting in these cooperative efforts. The initial designee shall be the President of WDDF.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.01     Representations and Warranties of City. As a material inducement to WDDF to enter into this Agreement and to consummate the transactions contemplated hereby, City hereby represents and warrants to WDDF, as of the Effective Date, as follows:

(a)        City is a Florida municipal corporation, which is located in St. Lucie County.

(b)        City has all requisite power and authority to execute, deliver and perform this Agreement.

(c)        This Agreement has been duly authorized by all necessary action of the Council, executed and delivered by City and constitutes a valid and binding agreement of City, enforceable against City in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as such enforcement is subject to general principles of equity (whether in a proceeding in equity or at law).

(d)        The authorization, execution, delivery and performance of this Agreement by City do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority, court or arbitrator having jurisdiction over City or its assets or properties.

(e)        Neither the (i) authorization, execution and delivery of this Agreement; (ii) undertaking of any of the obligations set forth in this Agreement by City; nor (iii) obligations imposed or the rights granted to WDDF pursuant to this Agreement, conflict with, result in a breach or violation of, or constitute a default under (A) the City’s [charter], code of ordinances, or administrative code, (B) any contract, indenture, mortgage, deed of trust, loan agreement, credit agreement, note, lease or other agreement or instrument to which City is a party, or (C) any statute, rule or regulation or any judgment, order or decree of any governmental authority, court or arbitrator applicable to City.

6.02     Representations and Warranties of WDDF. As a material inducement to City to enter into this Agreement and to consummate the transactions contemplated hereby, WDDF hereby represents and warrants to City, as of the Effective Date, as follows:

(a)        WDDF is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Florida. WDDF is duly qualified to transact business under the laws of the State of Florida.

(b)        WDDF has all requisite power and authority to execute, deliver and perform this Agreement.

(c)        This Agreement has been duly authorized, executed and delivered by WDDF and constitutes a valid and binding agreement of WDDF, enforceable against WDDF in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as such enforcement is subject to general principles of equity (whether in a proceeding in equity or at law).

(d)        The authorization, execution, delivery and performance of this Agreement as of the date hereof by WDDF do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority, court or arbitrator having jurisdiction over WDDF or its assets or properties.

(e)        Neither the (i) authorization, execution and delivery of this Agreement; nor (ii) undertaking of any of the obligations set forth in this Agreement by WDDF, conflict with, result in a breach or violation of, or constitute a default under (A) the WDDF organizational documents, (B) any contract, indenture, mortgage, deed of trust, loan agreement, credit agreement, note, lease or other agreement or instrument to which WDDF is a party, or (C) any statute, rule or regulation or any judgment, order or decree of any governmental authority, court or arbitrator applicable to WDDF.

(f)         No proceeding looking toward merger, amalgamation, consolidation, liquidation or dissolution of WDDF, or the sale of all or substantially all of the assets of WDDF is pending or contemplated.

(g)        WDDF (i) possesses all certificates, authorizations and permits (collectively, “Governmental Licenses”) issued by appropriate federal, state, local or foreign regulatory authorities necessary to conduct its operations and all such Governmental Licenses are valid and in full force and effect, except where the failure to have such Governmental Licenses or where the invalidity of such Governmental Licenses would not reasonably be expected to have a Material Adverse Effect or prevent WDDF from performing its material obligations under this Agreement; (ii) is in compliance with all such Governmental Licenses, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect or prevent WDDF from performing its material obligations under this Agreement; (iii) has not received any notice of proceedings relating to the revocation or modification of any Governmental Licenses issued prior to the Effective Date that would reasonably be expected to have a Material Adverse Effect or prevent WDDF from performing its material obligations under this Agreement.

ARTICLE VII
DEFAULTS AND REMEDIES

7.01     City Events of Default.  The occurrence of any one or more of the following events shall constitute a “City Default” hereunder:

(a)        a material failure to observe or perform any of the terms, covenants, conditions, obligations or provisions of this Agreement to be observed or performed by City where such failure continues for a period of thirty (30) days after written notice thereof from WDDF to City; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for City to complete its cure, then City shall not be deemed to be in Default if City has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion; or

(b)        the material breach of any representation or warranty by City contained in this Agreement, if such material breach is not cured after written notice from WDDF to City and a reasonable opportunity to cure such material breach..

7.02    WDDF Events of Default. The occurrence of any one or more of the following events shall constitute a “WDDF Default” hereunder:

(a)       vacating, abandoning or closing WDDF Florida’s operations in Port St. Lucie or, after occupancy of the Permanent Facilities, relocating WDDF Florida’s Primary Operations outside of Port St. Lucie for a period of longer than 30 days;

(i)         within ten (10) years after date of occupancy of the Permanent Facilities, if default occurs as a result of Section 7.02 (a), the City reserves the right to pursue repayment of any awards disbursed to WDDF from the Cash Grant in Section 2.03 (d).

(b)       failure to continuously operate the Permanent Facilities as a technology and entertainment facility, consistent with the Authorized Uses, on and after occupancy of the Permanent Facilities for a period of longer than 30 days;

(c)        a material failure to observe or perform any of the terms, covenants, conditions, obligations or provisions of this Agreement to be observed or performed by WDDF that could reasonably be expected to result in a Material Adverse Effect, where such failure continues for a period of thirty (30) days after written notice thereof from City to WDDF; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for WDDF to complete its cure, then WDDF shall not be deemed to be in Default if WDDF has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion;

(d)       the material breach of any representation or warranty by WDDF contained in this Agreement that could reasonably be expected to result in a Material Adverse Effect, if such material breach is not cured after written notice from City to WDDF and a reasonable opportunity to cure such material breach;

(e)        the declaration by OTTED of a material default by WDDF in the State Funding Agreement that results in a withdrawal of funding under the State Funding Agreement; or

(f)        the making by WDDF of any general assignment or general arrangement for the benefit of creditors; the filing by or against WDDF of a petition to have WDDF adjudged bankrupt or a petition for reorganization under any law relating to bankruptcy (unless, in the case of any petition filed against WDDF, such petition is dismissed within sixty (60) days after WDDF receives notice of such petition); or the appointment of a trustee or receiver to take possession of all or substantially all of WDDF’s assets, where such possession is not restored to WDDF within thirty (30) days of such appointment.

(g)       failure to maintain an average annual salary of Sixty Four Thousand and Two Hundred and Thirty Three Dollars ($64,233.00) and at least Eighty Percent (80%) of the jobs created to attain the Cash Grant awards in Section 2.03 (d):

(i)          if in any year, subsequent to the disbursement of grant monies scheduled in Section 2.03 (d) (i), WDDF fails to sustain 80 percent of the jobs required by such section (80 full-time equivalent jobs) or fails to maintain the Average Annual Salary Requirements.

(ii)         if in any year, subsequent to the disbursement of grant monies scheduled in Section 2.03 (d) (ii), WDDF fails to sustain 80 percent of the jobs required by such section (240 full-time equivalent jobs) or fails to maintain the Average Annual Salary Requirements.

(iii)        if in any year, subsequent to the disbursement of grant monies scheduled in Section 2.03 (d) (iii), WDDF fails to sustain 80 percent of the jobs required by such section (400 full-time equivalent jobs) or fails to maintain the Average Annual Salary Requirements. Such requirement shall be sustained for a period of Five (5) years following the final disbursement of grant monies listed in Section 2.03 (d), or until the expiration of the Lease Term.

(iv)         should default occur as a result of Section 7.02 (g)(iii), as determined by the City’s review of the annual audit in Section 5.02 (c), WDDF shall repay Two Million Dollars ($2,000,000.00) to the City prior to conveyance of building and land to WDDF.

7.03      Remedies for Default. Following the occurrence of a Default, and the expiration of any related cure period, during the Term of this Agreement, and during the continuation of such Default, the non-defaulting party may terminate this Agreement, and the Lease (if not expired). Additionally, the non-defaulting party shall have the right to have the provisions of this Agreement enforced by any court having equity jurisdiction, it being acknowledged that any such Default will cause irreparable injury to the non-defaulting party and that money damages will not provide an adequate remedy. The remedies set forth in this Section shall be the sole and exclusive remedies following the occurrence and continuance of a Default under this Agreement.

7.04      Limitations on Liability. It is specifically understood and agreed that there shall be absolutely no corporate or personal liability or recourse for the amounts funded hereunder, or the performance of any obligations hereunder against any employee, shareholder, partner, director, trustee, or officer (whether past, present or future) of WDDF, any parent, subsidiary or affiliate thereof, and City shall look solely to the interest of WDDF in the WDDF Campus and the Permanent Facilities for the satisfaction of each and every remedy to City in tire event of any WDDF Default.

7.05      Waiver of Monetary Damages. Except as otherwise provided in this Agreement to the contrary, in no event shall any party or its respective officers, directors, members, partners, employees or representatives, be liable hereunder at any time for compensatory, punitive, consequential, special, or indirect loss or damage of the other party, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise, and each party hereby expressly releases the other party and its officers, directors, members, partners, employees and representatives therefrom.

ARTICLE VIII
INDEMNIFICATION

8.01    Indemnification of City.

(a)       General Indemnification. Subject to Section 7.04, WDDF shall indemnify and hold City, its agents, employees, officers and Council (individually, a “Covered Person,” and collectively, “Covered Persons”) harmless from and against any and all claims, liabilities, expenses, losses, costs, damages, fines, penalties and causes of action of every kind and character (including the costs of defenses for any such claims) incurred or suffered by a Covered Person (collectively, “Damages”), which is due to any act or omission of WDDF or its agents, employees, contractors, invitees, licensees or subtenants to or of the WDDF Campus (collectively, “WDDF Parties”) arising out of the use, operation or occupancy by the WDDF Parties of the WDDF Campus, the Permanent Facilities or any other improvements, now existing or hereinafter constructed or placed on or within the WDDF Campus.

8.02     Procedure for Indemnification Claims. If any proceeding referred to in Section 8.01 is brought against a Covered Person, the Covered Person shall give prompt notice to WDDF of the commencement of such proceeding and WDDF will be entitled to participate in such proceeding and to assume the defense of such proceeding with counsel reasonably satisfactory to the Covered Person (if WDDF is also a party to such proceeding and the Covered Person determines in good faith that joint representation would be inappropriate,  the Covered Person shall be entitled to retain independent counsel). If WDDF assumes the defense of a proceeding; (i) the indemnifying party shall have the exclusive right to defend, compromise or settle such proceeding; and (ii) the indemnifying party shall pay all costs and expenses associated therewith, including attorney’s fees and costs. City shall reasonably cooperate with WDDF; in the assertion of all available defenses (including, without limitation, the defense of sovereign immunity) in connection with any action or proceeding in respect of which WDDF is indemnifying City pursuant to this Agreement.

8.03     Survival of Indemnification Obligations. The obligations arising under this Article VIII shall survive the expiration or termination of this Agreement.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.01     No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other Party and any attempt to do so will be void, except for, (a) subject to Section 2.01, assignment by WDDF to a wholly-owned subsidiary or parent company incorporated and organized by WDDF to hold the assets or equity of WDDF Florida, and (b) WDDF may assign this Agreement to any successor-in-interest to all or substantially all of the assets or the equity of WDDF; provided, however, that any such successor-in-interest must assume in writing all of the rights and obligations of WDDF under this Agreement.  Any merger, consolidation or reorganization of WDDF that results in a change of control shall be deemed an assignment for purposes of this Section 9.01. Subject to this Section 9.01, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and then respective successors and permitted assigns.

9.02     No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party and their respective successors or permitted assigns, and it is not the intent of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification pursuant to Article VIII. Additionally, City acknowledges and agrees that no provision of this Agreement provides City with any right of enforcement with respect to, or any right to claim as a third party beneficiary of, the State Funding Agreement or the County Funding Agreement.

9.03     Entire Agreement. This Agreement and the Lease supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement among the parties with respect to the subject matter hereof and thereof.

9.04     Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

9.05     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by: (i) hand delivery; (ii) certified mail, return receipt requested (postage prepaid); nationally recognized overnight commercial courier (charges prepaid); or (iv) facsimile (with confirmation of transmission) to each of the parties as follows:

If to City:	City of Port St. Lucie
121 SW Port St. Lucie Boulevard
Port St. Lucie, FL 34984
Attention: City Manager
Phone Number: (772) 871.5163
Facsimile Number: (772) 871-5248

with a copy to:	City of Port St. Lucie
121 SW Port St. Lucie Boulevard
Port St. Lucie, FL 34984
Attention: City Attorney
Phone Number: (772) 871.5255
Facsimile Number: (772) 344-4298

If to WDDF:	Wyndcrest DD Florida, Inc.
11450 SE Dixie Highway, Suite 104
Hobe Sound, FL 33455
Attention: Chief Operating Officer
Facsimile Number: (772) 545-9065

with copies to:	Wyndcrest DD Florida, Inc.
11450 SE Dixie Highway, Suite 104
Hobe Sound, FL 33455
Attention: Chief Operating Officer
Facsimile Number: (772) 545-9065

Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive, Suite 500 East
West Palm Beach, FL 33410
Attention: Michael V. Mitrione, Esq.
Phone Number: (561) 650-0553
Facsimile Number: (561) 655-5677

All such notices, requests and other communications shall be deemed to have been given and received: (i) if by hand delivery, upon delivery (ii) if by mail, three days after the date first deposited in the United States mail; (iii) if by overnight courier, on the date shown on the courier’s receipt as of the date of actual delivery; and (iv) if by facsimile, on the date shown on the confirmation of transmission.

9.06     Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party.

9.07     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.08     Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to principles of conflicts of laws.

9.09     Consent to Jurisdiction. Each of the parties hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement may be brought in any of the courts of the State of Florida located in St. Lucie County, Florida or the courts of the United States of America for the Southern District of Florida having subject matter jurisdiction and, by execution an delivery of this Agreement and such other documents executed in connection herewith, each party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any all appeals) of any such court with respect to such documents, (iii) irrevocably waives to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives to the fullest extent permitted by law, any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum, (iv) agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the address set forth in Section 9.05, or at such other address of which the other party has been notified, and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring suit, action or proceeding in any other jurisdiction.

9.10     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.11     Delegation of Authority.  Subject to the advice of the City Attorney, the City Manager is hereby authorized and empowered, in the name and on behalf of City, to execute and deliver such agreements, documents, amendments, waivers, consents and instruments, and to take or cause to be taken any and all actions the City Manager deems necessary or advisable in order to comply with the provisions of, and to effectuate the purposes and intent of, this Agreement and the transactions contemplated hereby (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be, by the City Manager), and all action taken by the City Manager shall be binding upon the City.

9.12     Headings.    The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.13     Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.14     Counterparts. This agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.15     Memorandum of Agreement. Upon the execution of this Agreement, the parties shall record in the public records of St. Lucie County, Florida, a memorandum of this Agreement for the purpose of giving public notice of WDDF’s rights under this Agreement and its interest in the WDDF Campus.

IN WITNESS WHEREOF, City has caused this Agreement to be executed and delivered by [the Chair of the Council] and the seal of the City to be affixed hereto and attested to by the Clerk of the Council and WDDF has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first above written.

CITY OF PORT ST. LUCIE,
a Florida municipal corporation
ATTEST:
	By:	/s/ Patricia P. Christensen
/s/ Karen A. Phillips	Name: Patricia P. Christensen
Karen A. Phillips	Title: Mayor
City Clerk
APPROVED AS TO FORM AND SUFFICIENCY

	By:	/s/ Pam E. Booker Hakim
Name: Pam E. Booker Hakim
Title: Senior Assistant City Attorney

WYNDCREST DD FLORIDA, INC.,
a Florida corporation

By:	/s/ Jonathan Teaford
Name:	Jonathan Teaford
Title:	President

EXHIBIT A
DEFINITIONS

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Alternative Site” has the meaning set forth in Section 3.06.

“Authorized Uses” has the meaning set forth in Section 3.03.

“Average Annual Salary Requirements” means an average wage, not including benefits, of no less than Sixty Four Thousand and Two Hundred and Thirty Three Dollars ($64,233.00), excluding the salaries of the seven-member executive management team; has meaning set forth in Section 2.03 (a)(ii);

“City” has the meaning set forth in the introductory paragraph of this Agreement.

“City Default” has the meaning set forth in Section 7.01.

“City Funding Obligation” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Core” means Tradition Development Company, LLC, a Florida limited liability company, or any of its affiliates.

“Covered Person” has the meaning set forth in Section 8.01(a).

“Council” has the meaning set forth in the introductory paragraph of this Agreement.

“County Funding Agreement” shall refer to [INSERT DESCRIPTION].

“Damages” has the meaning set forth in Section 8.01(a).

“Default” means a City Default or a WDDF Default, as applicable.

“Donation Agreement” has the meaning set forth in Section 3.01.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Executive Management Team” shall include the top three (3) highest paying employees, regardless of title, serving in positions equating to President/Chief Executive Officer (CEO), Chief Operating Officer (COO), or Chief Financial Officer (CFO).

“Funding Agreements” means the County Funding Agreement and the State Funding Agreement, collectively.

“Full-time Equivalent Jobs” means at least 35 hours of paid work a week. In tabulating hours worked, any paid leave an employee takes during the paid period, such as vacation or sick leave, may be included. The total number of full-time equivalent jobs may include both direct (operational or production, and related workers) and support (non-production, support or overhead workers, such as legal, administrative and clerical) jobs for this project.

“Governmental Licenses” has the meaning set forth in Section 6.02(g).

“Gross Floor Area” means the horizontal square footage of all floors of a building measured from the exterior face of exterior walls or other type of enclosure, or from the centerline of a wall separating two buildings. The Gross Floor Area shall not include parking areas or parking structures.

“Hazardous Substance” means any hazardous or toxic substances, materials or wastes, pollutants or contaminanats regulated by Environmental Laws, as amended, including petroleum products, biomedical waste, radioactive materials, flammable or corrosive substances, explosives, polychlorinated biphenyls and asbestos.

“Infrastructure” means all roads, water, storm drainage system, water management system, sewer, telephone, electric, fiber optic cable, CATV and natural gas infrastructure improvements to serve the WDDF Campus.

“Intended Improvements” means technology/entertainment facilities and training and education facilities, together with ancillary uses such as offices, classrooms, lecture halls and conference rooms.

“Lease” or “Lease Agreement” has the meaning set forth in Section 3.05.

“Material Adverse Effect” means a material adverse change in or effect on the business, condition (financial or otherwise), or a change in unrestricted net assets, affairs or prospects, whether, or not in the ordinary course of operations, of WDDF considered as one enterprise, which change would reasonably be expected to jeopardize the ability of WDDF to continue to conduct its core operations in the future.

“Maximum Construction Cost” has the meaning set forth in Section 2.03.

“OTTED” has the meaning set forth in the Recitals.

“Permanent Facilities” has the meaning set forth in Section 3.06 and shall consist of approximately 150,000 square feet of Gross Floor Area of operations and office space, including fixtures, and associated parking constructed by City pursuant to this Agreement, and which (i) shall include all necessary Infrastructure within the WDDF Campus to serve the approximately 150,000 square feet of uses; and (ii) shall include appropriate ancillary uses such as: (a) offices, (b) classrooms, (c) lecture halls, (d) conference rooms, (e) landscape/open space areas and (f) theater/screening facilities, all in accordance with plans and specifications approved by WDDF in writing.

“Person” means any corporation, partnership, limited liability company, joint venture, association, trust or other entity, or where the context requires, a natural person.

“Project Fund” means the maximum Forty Two Million Dollars ($42,000,000) in funds committed by the City (consisting of the City bond issue in the amount of Thirty Two Million Dollars ($31,800,000) plus the Ten Million Dollars ($10,000,000) Cash Grant for the construction of the Permanent Facilities, including all hard costs, soft costs, permits, scientific equipment costs and other fees related to the Permanent Facilities.

“State” has the meaning set forth in the Recitals.

“State Funding Agreement” refers to the funding agreement between the Florida Office of Tourism, Trade and Economic Development and WDDF, dated July 30, 2009.

“Term” has the meaning set forth in Section 2.03(f).

“WDDF” has the meaning set forth in the Recitals.

“WDDF Campus” has the meaning set forth in Section 3.01.

“WDDF Default” has the meaning set forth in Section 7.02.

“WDDF Parties” has the meaning set forth in Section 8.01(a).

EXHIBIT B

WDDF CAMPUS LEGAL DESCRIPTION

EXHIBIT C
FORM OF PURCHASE & SALE AGREEMENT

EXHIBIT D
FORM OF LEASE AGREEMENT

LEASE

This Capital Lease (this “Lease”), dated as of [_________ __, 200_] (the “Commencement Date”), is made by and between City of Port St. Lucie, a Florida municipal corporation (“City”), by and through its City Council (the “Council”), and Wyndcrest DD Florida, Inc., a corporation organized under the laws of the State of Florida (“WDDF”).

WITNESSETH:

WHEREAS, City and WDDF have entered into that certain Grant Agreement, dated as of _________ __, 2009 (the “City Grant Agreement”), which provides, among other things, that City will lease to WDDF that certain real property more particularly described in Exhibit A, which consists of approximately Fifteen acres of land (the “Site”), and lease to WDDF (i) the Site and a building located on the Site containing approximately 150,000 square feet (the “Permanent Facilities”), and (ii) up to Eight Million Dollars in equipment (the “Equipment”), all as more particularly described in the City Grant Agreement.

WHEREAS, the City shall construct the Permanent Facilities upon the Site; and

WHEREAS, the City Grant Agreement provides for up to Eight Million Dollars ($8,000,000.00) in equipment (“Equipment”), said Equipment shall be provided or acquired during or after the construction of the Permanent Facilities; and

WHEREAS, the development of the Permanent Facilities will be funded through the issuance of debt instruments and/or bonds through the City; and

WHEREAS, the debt service including principal, interest and all costs associated with the debt instruments and bonds for the Permanent Facilities and the leased property shall be paid by WDDF through annual lease payments, sufficient to cover the cost of financing; and

WHEREAS, the financing includes the cost of construction, $3,800,000 of Work Force Development Cost provided pursuant to the City Grant Agreement, capitalized interest, reserved debt fund, equipment, and ail costs associated with the issuance of the debt instruments and/or bonds; and

WHEREAS, WDDF has agreed to reimburse the City for all costs associated with this project through the annual rent payments over a twenty year period.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Lease, and intending to be legally bound, City and WDDF hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions. All terms used in this lease, which are defined in the City Grant Agreement shall have the same meanings herein as therein.

1.2           Rent Commencement Date. Rent Commencement date shall be the date of issuance of the final certificate of occupancy by the City, which shall also be the rent start date.

1.3           Interpretation. Whenever used in this Lease, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Whenever used in this Lease, unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Lease as a whole, and references herein to Sections refer to specified sections of this Lease. The term “including” when used herein shall be deemed to mean “including, without limitation” and “including, but not limited to.” All Exhibits attached hereto are incorporated herein by reference.

ARTICLE 2
BASIC LEASE PROVISIONS

2.1           Term of Lease. The term of this Lease shall commence upon execution of this Agreement. The initial term of the Lease shall only be for the vacant ground during construction of the permanent facilities.

Upon receipt of the Certificate of Occupancy, the rent commencement date shall start. The term of the Lease shall run twenty years from the rent commencement date, or until all debt associated with the issuance of debt instruments and/or bonds by the City for this project shall be paid in full.

2.2           Description of Leased Property. Subject to the terms and conditions of this Lease and the City Grant Agreement, City hereby leases to WDDF, and WDDF rents from City, the Site as more particularly described in the attached Exhibit “A”, the Equipment and the Permanent Facilities (collectively, the “Leased Property”).

The City shall receive a full accounting/inventory of all equipment acquired with the Eight Million dollar equipment fund contained within the debt financing for the leased property so that the City may file a UCC-1, to perfect the City’s security interest in said assets. The UCC-1 statement shall be filed with the Secretary of State. The full accounting/inventory shall be provided at the time of issuance of the certificate of occupancy. Ownership of all equipment shall be retained by the City during the term of this lease.

2.3           Annual Rent, WDDF shall pay the City an annual rent sufficient to cover the debt service cost, the Workforce Development Cost, the cost of capitalized interest, the cost of the reserve debt fund, and all other costs associated with the issuance of debt instruments and/or bonds issued for this project by the City. The debt service schedule is attached as Exhibit “B”. The annual rent payment calculation estimate is based upon the debt service schedule. The first rent payment shall be due from WDDF upon issuance of the certificate of occupancy and annually thereafter without notice or demand from the City.

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2.4           Security Payment. WDDF shall pay a security payment annually in addition to the rent payment. The security payment shall be equal to 1/12 the annual rent payments. Said payment shall be made until one year’s rent payment has been accrued as a security rent payment. WDDF’s obligation to pay the annual security payment shall cease upon the accrual by the City of an amount equal to the annual rent. The City shall maintain the security payment until the debt instruments/bonds are paid in full in an interest bearing account.

The City may use the security payment to pay any items which are the responsibility of WDDF, but not paid by WDDF, including but not limited to taxes, assessments and other fees. In the event the City uses the security payment to pay any items which are the responsibility of WDDF, but not paid by WDDF, including but not limited to taxes, assessments and other fees, WDDF shall be required to continue making security payments until one year’s annual rent is accrued. The security payment shall be paid upon issuance of the certificate of occupancy and annually thereafter, without notice or demand from the City. Upon termination of this lease, the annual security payments shall be used to pay any amounts then due and outstanding to the City by WDDF. If there are excess funds after payment of all outstanding items, any remaining balance, including interest earned, shall be paid to WDDF within sixty (60) days following the termination of this Lease.

2.5           Additional Rent. WDDF shall pay to the City the cost of insurance premiums, taxes, assessments, costs and fees paid for by the City, for which costs and fees are the responsibility of WDDF, but where said costs and fees are advanced by the City. Any costs contained herein, shall be paid by WDDF to the City within 30 days receipt of notice from the City. The City may deduct any costs contained herein from the security payment should WDDF fail to make the payments within 30 days.

2.6           “Triple Net”. This Lease shall be deemed to be “triple net” without cost or expense to City of any nature whatsoever relating to the Leased Property, including, without limitation, those relating to taxes, if any, insurance, repair, maintenance, use, care or operation.

2.7           Taxes and Assessments. WDDF shall pay all sales, use or rent taxes assessed by any governmental authority against the Annual Rent, if any, even if such tax is intended to be imposed by City. WDDF shall pay before delinquency all ad valorem and non-ad valorem taxes and assessments, whether general or special and all tangible or intangible personal property taxes and assessments of any kind or nature and any and all taxes and other charges that may be levied by any governmental authority against the Leased Property, WDDF’s leasehold interest in the Leased Property, WDDF’s leasehold improvements to or personal property located on the Leased Property, if this Lease or WDDF’s use of the Leased Property renders the Leased Property subject to same. WDDF shall have the right to contest the amount or validity of any tax or assessment payable by it by appropriate legal proceedings; provided, however, that no such right shall be deemed or construed to relieve, modify or extend WDDF’s covenant to pay any such tax or assessment (unless such legal proceedings operate to prevent the collection of the tax or assessment). The City agrees to cooperate with WDDF in obtaining waivers of ad valorem and non ad valorem real estate taxes from the City and from other jurisdictions, taxing authorities and agencies. The City also agrees that no impact fees will be charged by the City.

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2.8           Quiet Enjoyment. City covenants that, subject to the terms and provisions hereof, WDDF shall and may peaceably and quietly have, hold and enjoy the Leased Property and all parts thereof for the term hereby granted without hindrance or interruption by City or any other person claiming by, through or under City.

2.9           Delivery of Possession of Site. Upon issuance of the Certificate of Occupancy, the City shall deliver possession of the Site, the Permanent Facilities, and all equipment contained therein to WDDF, WDDF and its officers, employees, consultants, attorneys and/or other authorized representatives shall have the right to copies of all records of the City related to surveys, environmental assessment reports and other information concerning the condition of the Site, for the purposes of inspection.

2.10         Representations and Warranties of City. As a material inducement to WDDF to enter into this Lease and to consummate the transactions contemplated hereby, City hereby represents and warrants to WDDF, as of the Commencement Date, as follows:

(a)           City is a Florida municipal corporation, which is located in St. Lucie County.

(b)           City has all requisite power and authority to execute, deliver and perform this Lease.

(c)           This Lease has been duly authorized by all necessary action of the City Council, executed and delivered by City and constitutes a valid and binding agreement of City, enforceable against City in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as such enforcement is subject to general principles of equity (whether in a proceeding in equity or at law).

(d)           Neither the (i) authorization, execution and delivery of this Lease; (ii) undertaking of any of the obligations set forth in this Lease by City; nor (iii) obligations imposed or the rights granted to WDDF pursuant to this Lease, conflict with, result in a breach or violation of, or constitute a default under (A) the City’s charter, code of ordinances, or administrative code, (B) any contract, indenture, mortgage, deed of trust, loan agreement, credit agreement, note, lease or other agreement or instrument to which City is a party, or (C) any statute, rule or regulation or any judgment, order or decree of any governmental authority, court or arbitrator applicable to City.

(e)           The authorization, execution, delivery and performance of this Lease by the City do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority, court or arbitrator having jurisdiction over the City or its assets or properties.

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ARTICLE 3

CONSTRUCTION OF THE PERMANENT FACILITIES

3.1           Acquisition of Site. The City shall acquire the WDDF Campus from Horizons Acquisitions 5, LLC pursuant to the terms of the Purchase and Sale Agreement. At least five (5) days prior to the Commencement Date of this Lease, the City shall deliver to WDDF copies of all documents obtained by the City in connection with its acquisition of the Site, including, without limitation, title information, surveys, environmental assessment reports, soil and ground water samples and all other information concerning the condition of the site.

3.2           Authorized Uses for WDDF Campus. WDDF shall be authorized to utilize WDDF Campus for the purposes set forth in Section 4.1 ; and in addition, WDDF shall be authorized to lease or sublease portions of the Permanent Facilities to for-profit and not-for-profit entities for the uses authorized herein and in accordance with the terms of the Lease (collectively, the “Authorized Uses”).

3.3           Planning and Design of WDDF Campus and Permanent Facilities. City shall consult with WDDF in the planning and design of the WDDF Campus and the Permanent Facilities. The design of the WDDF Campus and the Permanent Facilities shall be to the reasonable satisfaction of WDDF. Notwithstanding the foregoing, WDDF acknowledges that the City is not required to fund any expense of the Permanent Facilities in excess of the Maximum Cost. The parties shall mutually agree upon the architect selected to design the Permanent Facilities and the architectural criteria for the WDDF Permanent Facilities. The parties further agree that, if the cost estimates for construction of the Permanent Facilities exceed the Maximum Cost, WDDF and City shall have the right to conduct value engineering to reduce such cost estimates to the Maximum Cost; provided, however, that any such value engineering shall not modify the design of the Permanent Facilities in a manner that would reasonably be expected to jeopardize WDDF’s ability to operate as a technology and entertainment focused animated film, video game, visual effects, post production and/or related functions development studio and satisfy its obligations under the State Funding Agreement and hereunder. The parties acknowledge and agree that WDDF shall have no obligation to fund any construction costs for the Permanent Facilities. The parties acknowledge and agree that the City shall have no obligation to fund any construction costs beyond the $20 Million budget for Permanent Facilities

3.4           Infrastructure to Serve WDDF Campus. WDDF acknowledges and agrees that the Infrastructure required to serve the WDDF Campus will be designed and constructed by the City. All infrastructure cost required for the WDDF Campus shall be part of the maximum construction cost.

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3.5           Construction of the WDDF Permanent Facilities. (a) The Permanent Facilities shall consist of approximately 150,000 square feet of Gross Floor Area, subject however, to a reduction of the square footage upon mutual agreement of the City and WDDF. City shall use its best efforts to commence construction of the Permanent Facilities no later than _______________ and shall use its best efforts to complete construction of the Permanent Facilities no later than_________. If construction of the Permanent Facilities has not commenced by ________________, 2010 or if the Permanent Facilities have not been completed by __________, then WDDF may terminate this Agreement, “Commencement of Construction” shall mean the commencement of vertical construction. “Completion of Construction” shall mean final completion of the Permanent Facilities in order that WDDF can occupy the WDDF Campus, and operate in accordance with the Authorized Uses, including, without limitation, the issuance of a certificate of occupancy by the City.

(b)           WDDF shall have the right to participate in all aspects of the design and construction of the Permanent Facilities. WDDF shall designate an individual to serve as its representative (the “WDDF Representative”), and the WDDF Representative and any other individuals designated by WDDF shall have complete access to the design documents, the construction documents and the construction site during all stages of construction. The City shall give WDDF advance notice of, and an opportunity to attend, all public hearings and all other meetings related to the design and/or construction. All proposed change orders to the plans and specifications shall be subject to the approval of WDDF and the City. WDDF shall approve or deny any requested Change Order within three days of receipt. If the changes are not approved or denied within 3 days, they shall be deemed approved. The City shall require the contractor to provide payment and performance bonds to the Permanent Facilities in accordance with the terms of the construction contract. Upon final completion of the Permanent Facilities, WDDF shall be provided with a set of as- built drawings for the Permanent Facilities, and the City shall assign to WDDF all construction warranties and all other contract rights under the construction contract.

3.6           Force Majeure. Either party may be excused for the period of any delay in the performance of any obligations contained herein when such delay is occasioned or caused by causes beyond the control of the party whose performance is so delayed and the time for performance shall be automatically extended for a like period. Such causes shall include without limitation, all labor disputes, judicial proceedings, civil disturbances, war, invasions, rebellions, sabotage, fires, floods, strikes, hurricanes or other acts of God.

ARTICLE 4
USE AND OCCUPANCY OF THE LEASED PROPERTY

4.1           Authorized Use of the Leased Property. WDDF shall be authorized to utilize the Leased Property to (a) establish, operate and maintain an animated film, video game, visual effect or other post-production studio, including, without limitation, (i) conducting training and outreach programs and (ii) performing ancillary services and related entertainment uses. WDDF shall not lease or sublease any portions of the leased property without the prior written consent of the City. Said consent shall not be unreasonably withheld or delayed.

4.2           Waste or Nuisance. WDDF shall not commit or suffer to be committed any waste upon the Leased Property or otherwise materially impair the value of City’s interest in the Leased Property.

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4.3           Compliance with Applicable Laws. WDDF shall maintain and use the Leased Property in accordance with all applicable federal, state and local laws, ordinances, governmental rules and regulations whether now existing or hereafter enacted or promulgated.

4.4           Utilities. During the term of this Lease, WDDF shall procure all utilities and services necessary for the operation of the Leased Property and shall promptly pay all costs and expenses related to all utilities and services supplied to or used on the Leased Property, including, water, sewer, gas, electricity, telephone, trash collection, and irrigation services.

4.5           Insurance. The WDDF shall indemnify and hold harmless the City, and its Officers and their employees, from liabilities, damages, losses, and costs, including but not limited to, reasonable attorney’s fees, to the extent caused by the negligence, recklessness, or intentionally wrongful conduct of WDDF and all persons employed or utilized by the WDDF in the performance of this Lease.

WDDF shall, on a primary basis and at its sole expense, agree to maintain in full force and effect at all times during the life of this Lease, insurance coverage, limits, including endorsements, as described herein. The requirements contained herein, as well as City’s review or acceptance of insurance maintained by WDDF are not intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by WDDF under this Lease.

The City of Port St. Lucie shall provide property insurance, at terms no less favorable to WDDF than WDDF could obtain from a third party insurance company, including business income to cover the lease payments, business interruption, and equipment breakdown insurance for the building and equipment the City may own and lease to WDDF. If the property lies within a special flood hazard area, a flood policy will also be obtained through the National Flood Insurance Program. WDDF shall be responsible for purchasing insurance for business personal property that is not owned or leased to WDDF by the City of Port St. Lucie

WDDF shall agree to maintain Workers’ Compensation Insurance & Employers’ Liability in accordance with Chapter 440, Florida Statutes.

WDDF shall agree to maintain Business Automobile Liability at a limit of liability not less than $500,000 each occurrence for any auto including owned, non-owned and hired automobiles. In the event WDDF does not own any automobiles the Business Auto Liability requirement shall be amended allowing WDDF to agree to maintain only Hired & Non-Owned Auto Liability. This amended requirement may be satisfied by way of endorsement to the Commercial General Liability, or separate Business Auto Coverage form.

Commercial General Liability Insurance during the lifetime of this Contract shall have minimum limits of $1,000,000 per occurrence, $2,000,000 aggregate for Personal Injury, Bodily Injury, and Property Damage Liability and shall apply on a per location basis. Coverage shall respond as Primary. Coverage shall include Premises and/or Operations, Independent Contractors, Products and/or Complete Operations, Contractual Liability to cover the Indemnification agreement as set forth herein and Broad Form Property Damage Liability. Coverage is to include a Cross Liability or Severability of Interests provision as provided under the standard ISO form, Separation of Insureds Clause. All insurance policies shall be issued from a company or companies duly licensed by the State of Florida. All policies shall be on an occurrence-made basis; the City shall not accept claims-made policies.

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Except as to Workers’ Compensation and Employers’ Liability, said Certificate(s) and policies shall clearly state that coverage required by the Contract has been endorsed to include the City of Port St. Lucie, a political subdivision of the State of Florida, its officers, agents and employees as Additional Insured with a CG 2011 - Managers or Lessors of Premises endorsement, or similar endorsement, to its Commercial General Liability. The name for the Additional Insured endorsement issued by the insurer shall read “City of Port St. Lucie, political subdivision of the State of Florida, its officers, employees and agents, and be location specific. The Certificate of Insurance and policy shall unequivocally provide thirty (30) days written notice to the City prior to any adverse changes, cancellation, or non-renewal of coverage thereunder. Said liability insurance must be acceptable by and approved by the City as to form and types of coverage.

WDDF shall agree by entering into this Lease to a Waiver of Subrogation for each required policy. When required by the insurer, or should a policy condition not permit an Insured to enter into a pre-loss Contract to waive subrogation without an endorsement WDDF shall agree to notify the insurer and request the policy be endorsed with a Waiver of Transfer of Rights of Recovery Against Others, or its equivalent.

In the event the premises are sublet, it shall be the responsibility of WDDF to ensure that all tenants comply with the same insurance requirements referenced above. Also, in the event WDDF hires any contractors to perform any form of work on premises, said contractors and any subcontractors shall furnish a Certificate of Insurance naming the City as Additional Insured as referenced above.

All deductible amounts shall be paid for and be the responsibility of WDDF for any and all claims under this Lease

WDDF may satisfy the minimum limits required above for Commercial General Liability, Business Auto Liability, and Employer’s Liability coverage under Umbrella or Excess Liability. The Umbrella or Excess Liability shall have an Aggregate limit not less than the highest “Each Occurrence” limit for Commercial General Liability, Business Auto Liability, or Employer’s Liability. When required by the insurer, or when Umbrella or Excess Liability is written on ‘Non-Follow Form,” the City shall be endorsed as an “Additional Insured.”

The City, by and through its Risk Management Department, reserves the right, but not the obligation, to review and reject any insurer providing coverage.

4.6           Destruction of Permanent Facilities. The City shall maintain property and casualty insurance for the Permanent Facilities and Leased Property. The City shall be entitled to any insurance proceeds in the event of a covered loss in the destruction of the Permanent Facilities. The City shall use said funds to the extent allowed to retire any outstanding City issued debt instruments and/or bonds contemplated by this Lease and this lease agreement terminates. Upon full payment and satisfaction of the debt instruments and/or bonds contemplated by this Lease the lease terminates and the Leased Property shall be conveyed to WDDF pursuant to the terms of Section 5.1. If there are any remaining proceeds, said proceeds shall go to WDDF to the extent such proceeds are used solely for the reconstruction of the Permanent Facilities and otherwise to the City.

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4.7          Maintenance and Repair. (a) City shall have no obligation under this Lease to make or conduct any maintenance or repairs to the Leased Property. WDDF shall, at its sole cost and expense, maintain the Leased Property and any improvements and appurtenances thereto, in good and safe condition and repair consistent with good business practice and industry standard.

(b)           City shall have the right, upon reasonable prior written notice to WDDF, to annually enter the Leased Property during normal business hours for the purpose of inspection of the Leased Property for compliance with the provisions of this Lease, subject to reasonable restrictions imposed by WDDF for safety and security purposes due to the nature of WDDF operations. City’s exercise of its inspection right shall not unreasonably interfere with or disrupt WDDF’ operations within the Leased Property.

(c)           WDDF shall, at its sole cost and expense, keep the Leased Property clean at all times. All refuse is to be removed from the Leased Property at WDDF’ sole cost and expense and WDDF will keep such refuse in proper containers until removed

4.8.         Condemnation. In the event of any taking by any other governmental or quasi governmental authority (including, without limitation, any community development district), of all or any material portion of the leased property, WWDF shall have the right to terminate this lease by giving written notice thereof to the city, in which event WWDF shall be relieved of all further obligation hereunder. For the purpose of this section, the term “material portion of the lease property” shall mean the taking of any portion of the leased property, which, in the reasonable judgment of WDDF, would have a material impact upon its use and operation of the leased property. The city shall have the right to receive any condemnation award to the extent permitted by Florida law and the City shall use such proceeds to retire the debt instruments and/or bonds contemplated by this Lease and the Grant Agreement. Notwithstanding the foregoing, WDDF shall have the right to receive any business damages awards in excess of the amount necessary to retire any outstanding City issued debt instruments and/or bonds contemplated by this Lease and the Grant Agreement.

ARTICLE 5
OWNERSHIP OF THE LEASED PROPERTY

5.1          Title to Leased Property. (a) City holds and shall maintain fee simple title to the Leased Property. City acknowledges that WDDF shall own any improvements constructed on the Leased Property by WDDF.

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(b)           WDDF shall have the right to terminate this Lease at any time upon 120 days prior written notice by paying to the City the amount necessary to pre-pay 100% of the debt instruments/bonds issued to finance the Pennanent Facilities, the Equipment Allocation and the Workforce Development Costs and any other outstanding payments/fees due to the City, plus One Dollar ($1.00). At that time the City shall execute and deliver a special warranty deed conveying fee simple ownership of the Leased Property to WDDF, subject only to (i) those title matters referenced in Exhibit “C” attached hereto and made a part of hereof, and such other matters which may be acceptable to WDDF in its sole discretion, (ii) those title matters that are caused by WDDF, and (iii) any title matters that are necessary to complete the construction of or to operate the Permanent Facilities and/or are related to utilities, including water, sewer, electric, irrigation, telecommunication or data transmission (collectively, (i), (ii) and (iii) are referred to as the “Permitted Exceptions”). In the event that, at the time of conveyance of the Leased Property to WDDF, there are any title matters affecting the leased Property other than Permitted Exceptions, the City and WDDF shall cooperate in good faith to cure such title matters.

(c)           Depreciation. WDDF shall be entitled to depreciation on the buildings, other structures and improvements and fixtures comprising the Permanent Facilities which are now or shall subsequently be erected upon the Site and also to depreciation on the Equipment, provided WDDF is not in default of any of the terms and conditions of this Lease.

(d)           Acquisition of WDDF Campus. Upon WDDF making full payment of the outstanding debt instruments and/or bonds issued by the City for the leased property, WDDF shall be entitled to acquire title to the leased property for One Dollar ($1.00). The City shall execute a Special Warranty Deed and any other related documents required to transfer title to the leased property to WDDF.

ARTICLE 6
DEFAULTS AND REMEDIES

6.1          City Events of Default. The occurrence of the following event shall constitute a “City Default” hereunder:

(a)           a material failure to observe or perform any of the terms, covenants, conditions, obligations or provisions of this Lease to be observed or performed by City where such failure continues for a period of thirty (30) days after written notice thereof from WDDF to City; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for City to complete its cure, then City shall not be deemed to be in Default if City has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion.

(b)           the material breach of any condition, term, provision, covenant, representation or warranty by the City contained in the City Grant Agreement. If such material breach is not cured after written notice from WDDF to the City, and a reasonable opportunity (which shall not be less than thirty (30)) to cure such material breach, the City shall be in default.

6.2          WDDF Events of Default. The occurrence of any one or more of the following events shall constitute a “WDDF Default” hereunder:

(a)           vacating, abandoning or closing WDDF Florida’s operations in Port St. Lucie or, after occupancy of the Permanent Facilities, relocating WDDF Florida’s primary operations outside of Port St. Lucie for a period longer than thirty (30) days;

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(b)           failure to continuously operate the Permanent Facilities as is consistent with the Authorized Uses, on and after occupancy of the Permanent Facilities for a period longer than 30 days. Notwithstanding the foregoing, the failure to continuously operate the Permanent Facilities due to the destruction or damage to the Permanent Facilities or due to a taking through eminent domain shall not be a WDDF Default;

(c)           a material failure to observe or perform any of the terms, covenants, conditions, obligations or provisions of this Agreement to be observed or performed by WDDF, where such failure continues for a period of thirty (30) days after written notice thereof from City to WDDF; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for WDDF to complete its cure, then WDDF shall not be deemed to be in Default if WDDF has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion;

(d)           the material breach of any condition, term, provision, representation or warranty by WDDF contained in the City Grant Agreement. If such material breach is not cured after written notice from City to WDDF, and a reasonable opportunity, which shall not be less than thirty (30) days) to cure such material breach, WDDF shall be in default;

(e)           the declaration by the Governor’s Office of Tourism, Trade and Economic Development in the State of Florida (“OTTED”) of a material default by WDDF in the State Funding Agreement that results in (i) a withdrawal of funding, or (ii) the imposition of material sanctions and/or required reimbursements by OTTED;

(f)            the making by WDDF of any general assignment or general arrangement for the benefit of creditors; the filing by or against WDDF of a petition to have WDDF adjudged bankrupt or a petition for reorganization under any law relating to bankruptcy (unless, in the case of any petition filed against WDDF, such petition is dismissed within sixty (60) days after WDDF receives notice of such petition); or the appointment of a trustee or receiver to take possession of all or substantially all of WDDF’s assets, where such possession is not restored to WDDF within thirty (30) days of such appointment.

6.3          Remedies for Default. Following the occurrence and continuance of a Default during the Term of this Lease, the non-defaulting party may, upon prior written notice to the defaulting party,

(a)           terminate this Lease and the City Grant Agreement, and

(b)           additionally, the non-defaulting party shall have the right to have the provisions of this Lease enforced by any court having equity jurisdiction, it being acknowledged that any such Default will cause irreparable injury to the non-defaulting party and that money damages will not provide an adequate remedy.

(c)           the rights and remedies under this Section shall not limit the City’s or WDDF’s ability to seek other rights provided by the this Lease and/or the City Grant Agreement, or by law or in equity, including the right of specific performance and the ability to seek relief from any automatic stay under the United States Bankruptcy Code.

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6.4          Limitations on Liability. It is specifically understood and agreed that there shall be absolutely no corporate or personal liability or recourse for the amounts funded hereunder, or the performance of any obligations hereunder against any employee, shareholder, partner, director, trustee, or officer (whether past, present or future) of WDDF, any parent, subsidiary or affiliate thereof, and City shall look solely to the interest of WDDF in the Site and the Permanent Facilities for the satisfaction of each and every remedy to City in the event of any WDDF Default. Notwithstanding the foregoing, in the event of fraud or material misrepresentation, the provisions of this paragraph are void.

6.5          Waiver of Monetary Damages. Notwithstanding any provision in this Lease to the contrary, in no event shall any party or its respective officers, directors, members, partners, employees or representatives, be liable hereunder at any time for compensatory, punitive, consequential, special, or indirect loss or damage of the other party, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise, and each party hereby expressly releases the other party and its officers, directors, members, partners, employees and representatives therefrom. Notwithstanding the foregoing, in the event of fraud or material misrepresentation, the provisions of this paragraph are void.

ARTICLE 7
CONDITIONS PRECEDENT

7.1          Conditions. The following shall be conditions precedent to all of the City’s obligations under this Lease. If these conditions are not met, the City or WDDF shall have the right to terminate the Lease Agreement and the Grant Agreement.

(a)           it shall be a condition precedent to all of the City’s obligations under this Lease that the WDDF Campus shall have been transferred to the City from Tradition Outlet, LLC pursuant to the terms of the Purchase and Sale Agreement.

(b)           it shall be a condition precedent to all of the City’s obligations under this Lease that the City shall have obtained the financing as necessary to fund the Maximum Cost, the Equipment Allocation and the Workforce Development Costs.

(c)           it shall be a condition precedent to all of the City’s obligations under this Lease that the debt service schedule as referenced in Section 2.3 hereof will be attached hereto as Exhibit B.

(d)           it shall be a condition precedent to all of the City’s obligations under this Lease that the dates for the Commencement of Construction and Completion of Construction shall be inserted into Section 3.5 hereof.

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ARTICLE 8
INDEMNIFICATION

8.1           General Indemnification. Subject to Section 6.4, WDDF shall indemnify and hold City, its agents, employees, officers and Council individually, a “Covered City Person,” and collectively, “Covered City Persons” harmless from and against any and all claims, liabilities, expenses, losses, costs, damages, fines, penalties and causes of action of every kind and character including the costs of defenses for any such claims collectively, “Damages”, incurred or suffered by a Covered City Person which is due to any act or omission of WDDF or its agents, employees, contractors, invitees, licensees or subtenants to or of the Permanent Facilities collectively, “WDDF Parties” arising out of the use, operation or occupancy by the WDDF Parties of the Leased Property or any other improvements, now existing or hereinafter constructed or placed on or within the Leased Property.

8.2           Survival of Indemnification Obligations. The obligations arising under this Article VIII shall survive the expiration or termination of this Lease.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1           No Assignment; Binding Effect. (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other Party and any attempt to do so will be void, except for assignment by WDDF to a wholly-owned subsidiary or parent company incorporated and organized by WDDF to hold the assets or equity of WDDF Florida, and (b) WDDF may assign this Agreement to any successor-in-interest to all or substantially all of the assets of WDDF; provided, however, that any such successor-in-interest must assume in writing all of the rights and obligations of WDDF under this Agreement. Any merger, consolidation or reorganization of WDDF that results in a change of control shall be deemed an assignment for purposes of this Section. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and permitted assigns.

9.2           No Third Party Beneficiary. The terms and provisions of this Lease are intended solely for the benefit of each party and their respective successors or permitted assigns, and it is not the intent of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification pursuant to Article VII.

9.3           Waiver. Any term or condition of this Lease may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Lease, in any one or more instances, shall be deemed to be construed as a waiver of the same or any other term or condition of this Lease on any future occasion.

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9.4           Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by: (i) hand delivery; (ii) certified mail, return receipt requested postage prepaid; (iii) nationally recognized overnight commercial courier, charges prepaid; or (iv) facsimile with confirmation of transmission to each of the parties as follows:

If to City:	City of Port St. Lucie
121 SW Port St. Lucie Boulevard
Port St. Lucie, Florida 34984
Attention: City Manager
Facsimile Number: (772) 871-5248

with a copy to:	City of Port St. Lucie
121 SW Port St. Lucie Boulevard
Port St. Lucie, Florida 34984
Attention: City Attorney
Facsimile Number: (772) 871-5255

If to WDDF:	Wyndcrest DD Florida, Inc.
11450 SE Dixie Highway, Suite 104
Hobe Sound, Florida 33455
Attention: Chief Operating Officer
Facsimile Number: (772) 545-9065

with copies to:	Gunster, Yoakley & Stewart, P.A.
777 S. Flagler Drive, Suite 500 East
West Palm Beach, FL 33401

Attention: Lewis F. Crippen, Esq.

Facsimile Number: (561) 671-2451

9.5           Amendment. This Lease may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party.

9.6           Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.7           Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to principles of conflicts of laws.

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9.8           Consent to Jurisdiction. Each of the parties hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement may be brought in any of the courts of the State of Florida located in St. Lucie County, Florida or the courts of the United States of America for the Southern District of Florida having subject matter jurisdiction and, by execution an delivery of this Agreement and such other documents executed in connection herewith, each party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any all appeals) of any such court with respect to such documents, (iii) irrevocably waives to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives to the fullest extent permitted by law, any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum, (iv) agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail or any substantially similar form of mail, postage prepaid, to such party at the address set forth in Section 8.4, or at such other address of which the other party has been notified, and (v) agrees that nothing herein shall affect the right to effect service of process in any other maimer permitted by law or limit the right to bring suit, action or proceeding in any other jurisdiction.

9.9           Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED FN CONJUNCTION HEREWITH, OR ANY COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.10         Relationship of the Parties / No Joint Venture. The parties hereby agree that it is their intention to create only the relationship of landlord and tenant, and neither this Lease, nor any term, provision, payment or right hereunder shall in any way or for any purpose, constitute or cause the City to become or be deemed a partner of WDDF in the conduct of its business, or otherwise, or to cause City to become or be deemed a joint adventurer or a member of a joint enterprise with WDDF, nor shall this Lease, or any term or payment required herein, confer or be deemed to confer any interest upon City in the conduct of WDDF’s business.

9.11         Headings. The headings used in this Lease have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.12         Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Lease, time is of the essence.

9.13         Counterparts. This lease may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.14         Recording of Lease. Upon the execution of this Lease, it shall be recorded in the public records of St. Lucie County, Florida.

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IN WITNESS WHEREOF, City has caused this Lease to be executed and delivered by [the Chair of the Council] and the seal of the City to be affixed hereto and attested to by the Clerk of the Council and WDDF has caused this Lease to be executed and delivered by its duly authorized representative as of the date first above written.

ATTEST:	CITY OF PORT ST. LUCIE,
a Florida municipal corporation

By:	By:
Name: Karen A. Phillips	Name: Patricia P. Christensen
Title: City Clerk	Title: Mayor

APPROVED AS TO FORM AND SUFFICIENCY:

By:
Name: Pain E. Booker Hakim
Title: Senior Assistant City Attorney

WYNDCREST DD FLORIDA, INC., a corporation
organized under the laws of the State of Florida

By:
Name: Jonathan Teaford
Title: President

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EXHIBIT “A”

LEGAL DESCRIPTION

LEGAL DESCRIPTION

BEING A PARCEL OF LAND LYING IN A PORTION OF LOT 1, ACCORDING TO THE PLAT OF TRADITION PLAT NO. 59, AS RECORDED IN PLAT BOOK 60, PAGE 8, PUBLIC RECORDS OF ST. LUCIE COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS;

COMMENCE AT THE SOUTHEAST CORNER OF SAID LOT 1; THENCE ALONG THE EASTERLY LINE OF SAID LOT 1 THE FOLLOWING 4 COURSES AND DISTANCES; THENCE NO8-20”33”W A DISTANCE OF 22;76 FEET; THENCE N05’33’D0”W A DISTANCE OF 296.59 FEET; THENCE N06’47’54”W A DISTANCE OF 44.39 FEET TO THE POINT OF BEGINNING OF THE FOLLOWING DESCRIBED PARCEL;

THENCE S85’21’57”W A DISTANCE OF 778.41 FEET; THENCE N04’38’03”W A DISTANCE OF 340.46 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE WEST HAVING A RADIUS OF 1.092.61 FEET; THENCE NORTHERLY ALONG THE ARC OF SAID CURVE A DISTANCE OF 170.41 FEET THROUGH A CENTRAL ANGLE OF 08’56’10”; THENCE SB2’05’00”W A DISTANCE OF 349.90 FEET TO THE EASTERLY LINE OF TRACT R-39 ACCORDING TO THE PLAT OF TRADITION PLAT NO. 36. AS RECORDED IN PLAT BOOK 49, PAGE 28, AND TO AN INTERSECTION WITH A NON TANGENT CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 745.21 FEET, THE CHORD OF WHICH BEARS N18’34’10”W;  THENCE NORTHERLY ALONG THE ARC OF SAID CURVE, AND ALONG SAID EASTERLY LINE OF TRACT R-39, A DISTANCE OF 61.07 FEET THROUGH A CENTRAL ANGLE OF 04’41’43” TO THE SOUTH LINE OF PARCEL 3 OF SAID TRADITION PLAT NO. 36; THENCE N82’05’00”E, ALONG SAID SOUTH LINE, A DISTANCE OF 289.39 FEET TO THE EASTERLY LINE OF SAID PARCEL 3; THENCE N07’55’00”W. ALONG SAID EASTERLY LINE, A DISTANCE OF 250.00 FEET TO THE NORTHERLY LINE OF SAID LOT 1; THENCE ALONG THE NORTHERLY AND EASTERLY LINE OF SAID LOT 1 THE FOLLOWING 9 COURSES AND DISTANCES; THENCE N79’05’50”E A DISTANCE OF 176.09 FEET; THENCE N81’30’32”E A DISTANCE OF 158.84 FEET; THENCE N79’11’01 E A DISTANCE OF 39.04 FEET; THENCE N85’27’23”E A DISTANCE OF 147.21 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE SOUTHWEST HAVING A RADIUS OF 350.00 FEET; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE A DISTANCE OF 387.97 FEET THROUGH A CENTRAL ANGLE OF 63’30’39” TO THE POINT OF COMPOUND CURVATURE WITH A CURVE CONCAVE TO THE WEST, HAVING A RADIUS OF 500.00 FEET; THENCE SOUTHERLY ALONG THE ARC OF SAID CURVE, A DISTANCE 259.03 FEET THROUGH A CENTRAL ANGLE OF 29’40’59”; THENCE S01’20’59”E A DISTANCE OF 147.45 FEET; THENCE S04’31’55”E A DISTANCE OF 100.31 FEET; THENCE S06’47’54”E A DISTANCE OF 156.70 FEET TO THE POINT OF BEGINNING.

CONTAINING 15.485 ACRES, MORE OR LESS.

NOTE: THIS IS NOT A SKETCH OF SURVEY, BUT ONLY A GRAPHIC DEPICTION OF THE DESCRIPTION SHOWN HEREON. THERE HAS BEEN NO FIELD WORK,VIEWING OF THE SUBJECT PROPERTY OR MONUMENTS SET IN CONNECTION WITH THE PREPARATION OF THE INFORMATION SHOWN HEREON.

NOTE: LANDS SHOWN HEREON WERE NOT ABSTRACTED FOR RIGHT-OF-WAY AND/OR EASEMENTS OF RECORD.

/s/ Michael T. Kolodziejczyk	7-27-09
Michael T. Kolodziejczyk	Signature Date
Professional Surveyor and Mapper
Florida Certificate No. 3864 REVISION: CHANGED AREA & LEGAL DESCRIPTION GLM 7-27-09
Sheet 1 of 2

DESCRIPTION OF 15 ACRE PARCEL	File: 06–242–WAO5 s&d–15ac–A.dwg Date: 7–08–2009 Tech: GLM
CULPEPPER  & TERPENING, INC
CONSULTING ENGINEERS | LAND SURVEYORS
2980 SOUTH 25th STREET
FORT PIERCE, FLORIDA 34981
PHONE 772-464-3537 FAX 772-464-9497
www.c1-eng.com
STATE OF FLORIDA CERTIFICATIONS No. LB 4280